Exhibit 10.12

SUBLEASE AGREEMENT

BASIC SUBLEASE INFORMATION

Premises Address:

Effective Date:	June 30, 2012

Sublandlord:

Notice Address:

Payment Address:

Subtenant:

Notice Address:

Master Landlord:

Master Lease Date:

Master Premises SF:

Master Premises Parking Spaces:

Sublease Premises (if physical separation or demise planned):

Sublease Premises SF*:

* Includes use of Common Areas

Sublease Premises Parking Spaces (if any): Prorated based on Sublease Proportionate Share

Sublease Proportionate Share:

Term:	Commencement Date:	June 30, 2012

	Termination Date:	Earlier of:
(i) Mutual Agreement;
(ii) Termination of the Master Lease for any reason; or
(iii) September 30, 2014.

Sublease Base Rent:	See Schedule “A”

Sublease CAM (any net rent billed by Landlord): See Schedule “A”

Non-Landlord Operating Expenses:	See Schedule “A”

IT Depreciation:	See Schedule “A”

FF& E Depreciation:	See Schedule “A”

Telephone System:	Not included. Subtenant to provide.

Computer System & Cabling:	Not included. Subtenant to provide.

GENERAL SUBLEASE TERMS

WHEREAS, On September 19, 2011, Tyco International Ltd. (“Tyco”) announced its plan to separate the Tyco’s businesses into three distinct, publicly traded companies on or about September 28, 2012 (the “Transaction”). Conditional upon the Transaction taking place, the resultant three companies will be: 1) Tyco, continuing to exist as a global provider of fire and security products and services for commercial, industrial, governmental and retail customers; 2) a standalone ADT North America Residential Security Business (such corporation and its subsidiaries, “ADT”); and, 3) the existing Flow Control segment will also become a standalone company (such standalone company and its subsidiaries, the “Flow Control Business”). Tyco subsequently announced on 28 March 2012 that, immediately following the Transaction, the Flow Control Business will merge with Pentair, Inc. (“Pentair”). Tyco shareholders will own approximately 52.5% and Pentair shareholders will own approximately 47.5% of the combined company, which will be called Pentair;

WHEREAS, prior to and in order to faciliatate the Transaction, Tyco, ADT and the Flow Control Business and their affiliates intend to carry out an intra-group reorganization of certain real estate assets whereby title thereto may be assigned and subleases thereof formed on or about the Effective Date;

NOW THEREFORE, the parties hereto agree as follows:

1. This Sublease Agreement (“Sublease”) by and between Sublandlord and Subtenant is effective as of June 28, 2012 (Effective Date).

2. The above Basic Sublease Information is made a part of this Sublease as if set forth in full.

3. Subtenant will not be entitled to holdover beyond the Term (including any extension) of this Sublease. Subtenant may remain in the Subleased Premises beyond the Term (including any extension) only with Sublandlord’s prior written consent. No holding over by Subtenant after the Term (including any extension) of this Sublease will operate to extend the Term of this Sublease. In the event of any unauthorized holding over, such occupancy will be a tenancy at sufferance and Subtenant shall pay to Sublandlord as Rent an amount per month equal to 150% of the amount payable for holding over under the Master Lease. In addition, if Subtenant holds over at the Subleased Premises, Subtenant will indemnify Sublandlord against any claims for losses and/or damages incurred by Sublandlord in excess of the amount payable for holding over under the Master Lease as a result thereof including, without limitation, claims for damages made by the Master Landlord or claims for damages by any tenant or owner to whom the Master Landlord may have leased or sold all or any portion of the Premises

4. Subtenant acknowledges receipt of a copy of the Master Lease which is incorporated hereto by reference.

5. Sublandlord desires to sublease a portion of the Premises (“Sublease Premises”) to Subtenant and the Subtenant desires to sublease from Sublandlord the Sublease Premises under the terms and conditions contained in this Sublease. If a diagram of the Subleased Premises is attached hereto as Exhibit “A” then the parties shall be separated as shown thereon. If no diagram is attached as Exhibit A then the parties agree to exist in a mingled state and to cooperate in good faith as to any desired subsequent physical realignment in accordance with the Sublease Proportionate Share. If economically and functionally feasible, as well as, permitted under the terms of the Master Lease, Sublandlord may reconfigure the space by erecting a demising wall to separate the Premises and Sublease Premises. The cost of the demising wall shall be paid solely by Sublandlord. Common Areas shall be shared by both Sublandlord and Subtenant and shall include the following areas, if any: reception area, hallways, bathrooms, conference rooms, kitchen, break room, Telecommunications and server (“Telco”) room, warehouse area, storage area and loading dock.

6. Subtenant, pursuant to Schedule A, shall pay to Sublandlord the Sublease Base Rent, Sublease CAM, Non Landlord Operating Expenses, IT Depreciation, FF & E Depreciation (collectively, “Sublease Rent”) specified above on or before the first day of each calendar month at the Sublandlord’s address as stated above, or at any other address requested by Sublandlord, without requirement for invoicing. In the event Sublease CAM and Non-Landlord Operating Expenses vary from the rates set out in Schedule A the parties acknowledge that a global reconciliation of all subleases arising from the Transaction may be performed pursuant to the Transition Services Agreement arising from the Transaction (“TSA”) between or on behalf of the parties with any resulting credits and debits to be allocated as set forth therein.

7. With the exception of Sublandlord’s monetary obligations under the Master Lease, Subtenant agrees to comply with all of the terms and conditions of the Master Lease that are applicable to the Sublease Premises, including, but not limited to: permitted use, parking, maintenance, insurance, and the rules and regulations.

8. Subtenant shall have access at all times to the Sublease Premises and Common Areas to the extent permissible under the reasonable security requirements maintained pursuant to paragraph 9 below. Subtenant shall permit Sublandlord to enter the Sublease Premises at reasonable times and upon reasonable notice (oral or written), for the purpose of inspecting, maintaining or repairing the Sublease Premises. In the event of an emergency, Sublandlord may enter the Sublease Premises without prior notice.

9. Notwithstanding any other provision of this lease, each party shall comply with the reasonable security requirements, policies and procedures established from time-to-time by the other party, including without limitation such visitation and other security-related policies and procedures developed by the Facility Security Officer of either Sublandlord or Subtenant pursuant to a Special Security Agreement with the Defense Security Service or DoD 5220.22-M, “National Industrial Security Program Operating Manual,” as that document may be amended or revised from time to time.

10. Subject to Landlord’s maintenance responsibilities under the Master Lease, Subtenant agrees to take the Sublease Premises in an “AS IS” condition. Subtenant shall be responsible to maintain the Sublease Premises in accordance with the terms of Master Lease. Sublandlord and Subtenant shall each be responsible for its proportionate share to maintain the shared/common systems, including, but not limited to, the HVAC, electrical, lighting, plumbing and sewer systems) that serve the Premises.

11. During the term of this Sublease, Subtenant shall be entitled to use, subject to reimbursement to Sublandlord of its proportionate share of the depreciation of the IT equipment, furniture, fixtures and equipment (“IT and FF & E”) located in the Sublease Premises on the Effective Date. Upon the termination of this Sublease, Subtenant shall return the IT and FF&E to Sublandlord in good condition and repair, normal wear and tear excepted.

12. Subtenant, at Subtenant’s sole cost, shall provide its own telephone system, computers and associated cabling and janitorial service. If applicable, Subtenant shall have access to the Telco room and shall be permitted to run cables from the Telco room to the Sublease Premises.

13. Prior to the Commencement Date, Subtenant shall obtain insurance with coverage equal or greater than is required of Sublandlord under the terms of the Master Lease and shall provide to Sublandlord a Certificate of Insurance as evidence thereof. The policies of insurance shall name both Sublandlord and Master Landlord and others as required under the Master Lease as loss payees or additional insured.

14. Subtenant shall not make, cause, or permit the making of any alterations, decorations, installments, additions, or improvements in or to the Sublease Premises without Sublandlord’s prior consent, and any required prior consent of Landlord in accordance with the Master Lease. Subtenant shall pay all costs and expenses in connection with obtaining such consent and in making such alterations, decorations, installments, additions, or improvements, which will be made in accordance with the Master Lease.

15. In the event either party fails to perform any of its obligations hereunder, and such failure continues for a period of thirty (30) days after such party’s receipt of written notice to cure from the other party specifying the nature of the default and demanding performance, the other party may, without prejudice to any other remedy available at law or in equity, terminate the Sublease without further notice.

16. All notices shall be sent to the addresses listed above by certified mail, return receipt requested, or by a nationally recognized overnight delivery service or hand delivery. All notices shall be effective upon delivery (or attempted delivery if delivery is refused).

17. In the event that the Sublease Premises shall be taken or damaged to the extent that they are untenantable in whole or in part, the Sublease Rent shall be abated to the extent that the Sublease Premises may not be used by Subtenant.

18. Each party shall defend, indemnify and hold harmless the other from and against all claims suffered by the indemnified party, to the extent proximately caused by the indemnifying party’s negligence or willful misconduct, or by the breach of any covenant, representation or warranty contained in the Sublease. Subtenant shall be responsible for all damage to the Sublease Premises caused by Subtenant or Subtenant’s agents, employees, contractors or guests.

19. Upon payment by Subtenant of all rents herein provided, and upon observance and performance of all the covenants, terms, and conditions on Subtenant’s part to be observed or performed, Subtenant may peaceably and quietly hold and enjoy the Sublease Premises, for the term set forth herein, subject to the terms and conditions of this Sublease and of the Master Lease.

20. Subtenant shall not assign this Sublease or further sublet all or any part of the Sublease Premises without the prior consent of Sublandlord (which consent the Sublandlord may deny at Sublandlord’s sole option) and the Master Landlord as may be required pursuant to the Master Lease. The covenants, terms and conditions contained in this Sublease shall extend to and be binding upon the successors and permitted assigns of the respective parties hereto.

21. At the termination of this Sublease, Subtenant shall surrender possession of the Sublease Premises broom clean and in the same condition as the Sublease Premises were in on the Commencement Date, ordinary wear and tear excepted. Subtenant has no renewal rights under this Sublease.

22. If required by the Master Lease, this Sublease is contingent upon the consent of Master Landlord.

23. Disputes between the Sublandlord and Subtenant shall be resolved in accordance with the TSA.

24. Special conditions, if any, are attached hereto as Exhibit B

25. This Sublease contains the entire agreement and understanding between parties. There are no oral understandings, terms, or other conditions, and neither party has relied upon any representations, express or implied, not contained in this Sublease. All prior understandings, terms, representations, or conditions are deemed merged in this Sublease. This Sublease cannot be modified except in writing signed by both parties.

[Sublandlord]:	[Subtenant]:

By:	By:

Print Name	Print Name

Title	Title

Dated: , 2012	Dated: , 2012

EXHIBIT A

PLAN OF SUBLEASE PREMISES

EXHIBIT B

Special Conditions

SCHEDULE A